Exhibit 10.6

April 29, 2021

Richard G. Ghalie, MD, MBA

4755 Natalie Drive

San Diego, CA 92115

Dear Richard,

In connection with your promotion to Chief Medical Officer, this Amendment 2021-1 to your February 17, 2016 employment letter agreement between MEI Pharm, Inc. (the "MEI") and you (the "Employment Letter") hereby amends certain of the terms of the Employment Letter, effective May 3, 2021, unless otherwise noted below, as follows:

1.
Your title is Chief Medical Officer.
2.
Your annual base salary will increase to $463,000 to be paid at the rate of $38,583.33 per month.
3.
Your target bonus under MEI's discretionary annual bonus plan will increase to 40% of your base salary, effective for the fiscal year commencing on July 1, 2021.
4.
You will receive, effective May 3, 2021, a grant of a nonqualified stock option to purchase 75,000 shares of MEI's common stock, pursuant to the terms and conditions of the Amended and Restated MEI Pharma, Inc. 2008 Omnibus Equity Compensation Plan and MEI's standard form of nonqualified stock option grant agreement (the "Option"), which provides, in part, that the Option will vest and become exercisable as to 25% of the shares subject to the Option on the first anniversary of the date of grant and the remaining 75% of the shares subject to the Option will vest and become exercisable in substantially equal monthly installments for 36 months thereafter, subject to your continued employment or service through the applicable vesting dates.
5.
The provisions of the Employment Letter entitled "Termination by MEI Other than for Cause" and "Your Termination for Good Reason" are hereby amended to provide that you shall receive a payment in an amount of 12 months of your annual base salary (in effect at the time of termination) and accelerate the vesting of your stock options so that you will be vested in the same number of shares subject to the stock options as if you had continued to be employed by MEI for an additional 12 months.

All other terms of the Employment letter not amended as set forth above shall remain in full force and effect.

Sincerely,

/s/ Daniel P. Gold

Daniel P. Gold, Ph.D.

President & CEO

MEI Pharma, Inc.

Agreed and accepted:	/s/ Richard G. Ghalie	Date:	April 29, 2021
Richard G. Ghalie, MD, MBA

11455 El Camino Real, Suite 250, San Diego, CA 92130

Tel: 858 369 7100 Fax: 858 369 7101 Website: www.meipharma.com